Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Fourth-Quarter and Full-Year Fiscal 2011 Results

•	4Q11 Net sales increased 14.8 percent to $1.8 billion; FY11 Net sales increased 10.1 percent to $7.7 billion

•	4Q11 Operating income improved $26 million to $24 million; FY11 Operating income improved $133 million to $199 million

•	4Q11 Adjusted EBITDA increased 25.0 percent to $115 million; FY11 Adjusted EBITDA increased 24.5 percent to $569 million

•	$1.2 billion of liquidity

ATLANTA, GA – March 1, 2012 – HD Supply, Inc. today reported net sales for the fiscal 2011 fourth quarter ended January 29, 2012 of $1.8 billion, an increase of $236 million, or 14.8 percent, as compared to the fourth quarter of fiscal 2010. Gross profit for the fourth quarter of fiscal 2011 increased by $70 million, or 15.4 percent, to $525 million compared to $455 million for the fourth quarter of fiscal 2010. Gross profit for the fourth quarter of fiscal 2011 increased to 28.8 percent of net sales versus 28.6 percent of net sales for the fourth quarter of fiscal 2010.

“The HD Supply team delivered outstanding, full-year, financial results. We reported our seventh consecutive quarter of year-over-year sales growth and the largest percentage sales increase since 2006 for both the quarter and full year. In addition, we reported our highest gross profit rate since 2005 and our best operating profit since 2007,” stated Joe DeAngelo, CEO of HD Supply. “These results are a testament to our associates’ relentless drive to deliver the best performance and to be the industrial distributor of choice for all of our stakeholders, including our customers, suppliers, and the communities where we live and work. We’re pleased with our 2011 financial performance, which is a tangible result of the strategic measures taken in prior quarters to sharpen and strengthen our portfolio. This momentum has continued, with double-digit, year-over-year sales growth in February 2012.”

Business Highlights

•

HD Supply is currently leveraging its enterprise capability by supplying a diverse portfolio of products from multiple HD Supply businesses into the largest single-phase resort development in the history of the Caribbean, Baha Mar. Since the start of construction in early 2011, HD Supply’s White Cap, Waterworks and Electrical businesses have all participated in the development of this 1,000-acre, $3.4 billion resort, gaming and entertainment complex, planned to open in late 2014.

•

HD Supply Waterworks continues its commitment to modernization and enhancement projects with emphasis on turn-key Automatic Meter Reading (AMR) and Advance Metering Infrastructure (AMI) project implementation and justification, and was recently awarded a contract from the borough of Seaside Heights, NJ for Sensus water and electric meters that utilize FlexNetTM technology, which increases meter reading efficiency, reduces overhead costs and enhances customer service simply, reliably, and with unlimited flexibility. HD Supply Waterworks was also selected to provide project management for this meter installation.

Operating income for the fourth quarter of fiscal 2011 was $24 million, an improvement of $26 million compared to the operating loss of $2 million for the fourth quarter of fiscal 2010. The improvement in operating income reflects a 14.8 percent sales growth and a 130 basis point decline in operating expenses as percent of sales despite inflationary pressures such as increased medical and fuel costs as well as a resumption of the company’s 401(k) match.

Loss from continuing operations before income taxes improved $20 million to $139 million in the fourth quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010. Loss from continuing operations for the fourth quarter of fiscal 2011 was $159 million, compared to a loss from continuing operations of $192 million for the fourth quarter of fiscal 2010.

Adjusted EBITDA for the fourth quarter of fiscal 2011 increased 25.0 percent to $115 million from $92 million in the fourth quarter of fiscal 2010. Adjusted EBITDA for the fourth quarter of fiscal 2011 increased to 6.3 percent of net sales versus 5.8 percent of net sales for fourth quarter of fiscal 2010. The increase in the Adjusted EBITDA rate reflects our continued focus on operating efficiency and the leveraging of fixed costs through sales volume increases. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

Full-Year Results

Net sales for the fiscal year ended January 29, 2012 were $7.7 billion, an increase of $709 million, or 10.1 percent, compared to the fiscal year ended January 30, 2011. Gross profit for fiscal 2011 increased by $210 million, or 10.7 percent, to $2.2 billion compared to $2.0 billion for fiscal 2010. Gross profit for fiscal 2011 increased to 28.2 percent of net sales versus 28.1 percent of net sales for fiscal 2010.

Operating income for fiscal 2011 was $199 million, an improvement of $133 million compared to operating income of $66 million for fiscal 2010. The improvement in operating income reflects a 10.1 percent sales growth and a 150 basis point decline in operating expenses as a percent of sales.

Loss from continuing operations before income taxes was $440 million in fiscal 2011, an improvement of $116 million as compared to fiscal 2010. Loss from continuing operations for fiscal 2011 was $519 million, compared to a loss from continuing operations of $584 million for fiscal 2010.

Adjusted EBITDA for fiscal 2011 increased 24.5 percent to $569 million compared to $457 million for fiscal 2010. Adjusted EBITDA for fiscal 2011 increased to 7.4 percent of net sales versus 6.5 percent of net sales for fiscal 2010.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distribution companies in North America. Through a diverse portfolio of industry-leading businesses and more than 80 years of experience, the company provides a broad range of products and services to approximately 450,000 professional customers in the infrastructure and energy, maintenance, repair and improvement, and specialty construction markets. HD Supply’s industry-leading businesses include HD Supply Facilities Maintenance, HD Supply Waterworks, HD Supply Utilities/Electrical and HD Supply White Cap. HD Supply has an expansive product offering of approximately one million SKUs of quality, name-brand and proprietary products at competitive prices. With 679 locations across 45 states and nine Canadian provinces, the company’s 14,400 associates provide localized, customer-driven services including jobsite delivery, will call and direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 30, 2011, filed on April 14, 2011 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
Net Sales	$1,826	$1,590	$7,724	$7,015
Cost of sales	1,301	1,135	5,545	5,046

Gross Profit	525	455	2,179	1,969
Operating expenses:
Selling, general and administrative	415	370	1,636	1,537
Depreciation and amortization	86	87	344	358
Restructuring	—	—	—	8

Total operating expenses	501	457	1,980	1,903

Operating Income (Loss)	24	(2)	199	66

Interest expense	162	159	639	623
Other (income) expense, net	1	(2)	—	(1)

Income (Loss) from Continuing Operations Before Income Taxes	(139)	(159)	(440)	(556)
Provision (benefit) for income taxes	20	33	79	28

Income (Loss) from Continuing Operations	(159)	(192)	(519)	(584)
Income (loss) from discontinued operations, net of tax	(14)	(11)	(24)	(35)

Net Income (Loss)	$(173)	$(203)	$(543)	$(619)

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter and fiscal year, HD Supply supplemented its reporting of loss from continuing operations with the non-GAAP measurements, including Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Additional information regarding the Adjusted EBITDA referred to in this press release is included in our filings with the SEC, including a Current Report on Form 8-K filed concurrently with the issuance of this press release.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Fiscal Year Ended
	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
Net income (loss)	$(173)	$(203)	$(543)	$(619)
Less loss from discontinued operations, net of tax	14	11	24	35

Income (loss) from continuing operations	(159)	(192)	(519)	(584)
Interest expense, net	162	159	639	623
Provision (benefit) from income taxes	20	33	79	28
Depreciation and amortization	86	87	346	360

EBITDA	109	87	545	427

Adjustments to EBITDA:
Other (income) expense, net(i)	1	(2)	—	(1)
Restructuring charge(ii)	—	—	—	8
Stock-based compensation(iii)	4	4	20	17
Management fee & related expenses paid to Equity Sponsors(iv)	1	1	5	5
Other	—	2	(1)	1

Adjusted EBITDA	$115	$92	$569	$457

(i)	Represents the losses on extinguishment and modification of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iii)	Represents the non-cash costs for employee stock options.
(iv)	The company entered into a management agreement whereby the company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the company reimburses certain Equity Sponsor expenses.